EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2026, with respect to the financial statements of New World Leaders Portfolio 2026-1 and Global Technology Leaders Portfolio 2026-2 (included in Invesco Unit Trusts, Series 2470) as of March 16, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-292729) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
March 16, 2026